EXHIBIT 5.1


                                                                MARK ALAN SIEGEL
                                                     Attorney & Counselor at Law

                                                                    May 23, 2007

Board of Directors
NuVim, Inc.
Suite 210
12 North State Route 17
Paramus, NJ 07652

          Re: Registration Statement on Form S-8

Gentlemen:

          You have requested my opinion as to the legality of the issuance by NuVim, Inc., (the "Corporation") of up to 4,936,147 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or before May 25, 2007.

          I have reviewed and examined The Amended and Restated Articles of Incorporation of the Corporation, , the Corporation's Bylaws, the Corporation's minute book; the Registration Statement, the Corporation's Stock Option Plans covered by the Registration Statement, and those other matters as I have deemed relevant in order to form my opinion.

          Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement, will have been duly authorized, legally issued, and are fully paid and non-assessable.

          I hereby consent to the use of this opinion in the Registration Statement.

                                                      Very truly yours,

                                                      /s/  Mark Alan Siegel
                                                      --------------------------
                                                      Mark Alan Siegel


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